Exhibit 99.04

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui BioTech International, Inc., reports sales increase, continued losses

Wolfgang Barnikol resigns from executive positions

Witten, Germany, April 8 2008 – Sangui BioTech International, Inc., published its financial statements for its fiscal year ended June 30, 2006, on April 3, 2008.  According to the report on Form 10-KSB as filed with the SEC the Company almost tripled its sales of cosmetics and wound management products, although from a low level.  In FY 2006, Sangui yielded sales of approximately USD 137,000 and a Gross Profit of approximately USD 19,000.  Due to the ongoing cost containment program operating expenses were down 25% to approximately USD 758,000.  The company reports a net loss for the year of approximately USD 743,000.  The resulting accumulated deficit amounts to approximately USD 21.8 million.  Total shareholders’ deficit as of June 30, 2006 stands at approximately USD 384,000.  Net cash used in operating activities of approximately USD 283,000 was partially offset by cash inflows from financing activities in the amount of approximately USD 235,000.

According to the 10-KSB report these conditions raise substantial doubt about the Company’s ability to continue as a going concern.  In order for the Company to continue its operation at its existing levels, the Company will require significant additional funds.  Therefore, the Company is dependent on funds raised through equity or debt offerings.

Preliminary unaudited figures for Sangui’s fiscal year ended June 30, 2007, indicate that Sangui yielded sales in this period of approximately USD 373,000.  An increase in operating expenses which is attributable to increased marketing and sales efforts is the main factor for the resulting net loss of approximately USD 704,000.  The company strives to file its pending quarterly and annual reports for its 2007 and 2008 fiscal years over the next couple of months.

Cornerstones of Sangui’s current business include sales of cosmetics and wound management products through different distribution partners in Germany and abroad.  Sales in several Arab countries are subject to their registration in the respective countries.  Sangui is not involved in these registration procedures and has no influence on them.  At present, there is no reliable basis to predict when sales will start and which volumes may be generated.  Negotiations about raising a substantial mezzanine loan were now discontinued as conditions appeared to be unfavorable for the company.  Further business opportunities are largely dependent on the successful registration of Sangui’s Hemospray wound spray.  The company’s current plans anticipate that the registration for sales in the European Union may be obtained in the course of calendar year 2008.

The company currently has two employees as well as consulting agreements with five persons in charge of management and development activities.  In the course of the 2007 calendar year several European investors provided cash inflows to the company of more than EUR 0.6 million.

Wolfgang Barnikol resigns from executive positions

Professor Wolfgang Barnikol has declared to lay down his positions as President, Chief Executive Officer and Chief Financial Officer of Sangui BioTech International, Inc.  He will continue to serve as a Member of the Board of the company and contribute his scientific and medical expertise to further promote Sangui projects.  The Board of Directors has agreed to appoint Thomas Striepe as interim CEO and Joachim Fleing as interim CFO of Sangui International.  Both will serve in their positions until the election of a new Board of Directors on the occasion of the planned shareholder’s meeting.  Operations of the company will continue to be directed by Hubertus Schmelz, the Managing Director of SanguiBioTech GmbH the Witten based wholly-owned subsidiary.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.